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Medtopia Pioneers Use of Artificial Intelligence in Medical Management Software

New Technology Gives Physicians Sophisticated Data Analysis

BATON ROUGE, La. (Feb. 15, 2005) -- MD Technologies Inc. (OTC BB: "MDTO"), a leading provider of practice management software solutions to physicians' practices, announced today that it is now incorporating artificial intelligence into its entire line of Medtopia products and services. The company, which made the announcement at the annual HIMSS (Healthcare Information and Management Systems Society) Conference in Dallas, is one of the first to utilize artificial intelligence in both its electronic medical record and practice management software products in the Medtopia product line.

"Artificial intelligence helps solve complex problems for healthcare that cannot ordinarily be solved with traditional programming," explained William Davis, CEO. "Whereas other companies may offer this advantage to large hospitals and insurance companies, our products benefit the everyday doctor in private practice."

Medtopia AI can analyze medical data and find relationships in information where ordinary relationships in the data are typically hard to find. Its complex mathematical algorithms are designed specifically to solve business intelligence problems for the healthcare industry.

"Most software programs on the market today can only extrapolate trends from static pre-programmed instructions," said Davis. "But AI allows the Medtopia software to self-learn and make financial and clinical predictions with increasing reliability over time."

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Medtopia Using AI

Medtopia AI is used in the Medtopia Manager practice management software to analyze and project revenue, claim denials, data-entry errors, patient satisfaction, and workflow efficiency. It is also used in the Medtopia EMR electronic medical record software to assist with medication administration, encounter documentation, E&M coding, and diagnosis and procedure forecasting.

MD Technologies Inc. has branded the AI Inside logo for all of its products and services, including Medtopia Manager, Medtopia EMR, Medtopia Mobile, Medtopia DMS, and Medtopia Expert. All future products will also include the AI Inside branding and technology as they are developed.

About Medtopia

Medtopia Healthcare Information Systems (www.medtopia.com) (OTC BB: "MDTO") is the predominant product line of MD Technologies Inc., located in Baton Rouge, La. Medtopia offers a broad range of products and services for healthcare management, including practice management systems, practice financial services, online access for patients, and electronic medical record systems. The company has been providing solutions to its broad base of customers across the country since 1998 when the Medtopia practice management system was first deployed.

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This news release may contain statements that may be considered "forward-looking statements" under the federal securities laws, including statements concerning the Company's financial stability, its expectations of continued growth and profitability, and it plans for future growth. Forward-looking statements by their nature involve substantial uncertainty and there can be no assurance that actual results or events will not differ materially from those in the forward-looking statements.